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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Amendment No.1 to the Registration Statement (Form S-3 No. 333-83642) and related Prospectus of BEA Systems, Inc. for the registration of 681,709 shares of its common stock, issued in connection with its acquisition of Westside.com, Inc., and to the incorporation by reference therein of our report dated February 20, 2002, with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2002 filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP
Palo Alto, California

May 1, 2002

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